Exhibit 99.1

A. H. Belo Corporation Announces

Third Quarter 2016 Financial Results

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported third quarter 2016 net loss attributable to A. H. Belo Corporation (the “Company”) of $(0.5) million,  or $(0.02) per share. For the same period in 2015, the Company reported net loss attributable to A. H. Belo Corporation of $(4.0) million, or $(0.18) per share.

In the third quarter of 2016, on a non-GAAP basis, the Company reported operating income excluding certain items (adjusted operating income) of $2.3 million,  a decrease of $0.6 million,  or 19.8 percent, over the third quarter of 2015.

Jim Moroney, chairman, president and Chief Executive Officer, said, “Our marketing services segment had a strong third quarter performance helping to mitigate the declines experienced in our publishing segment. Due to the positive financial results this year, along with our healthy cash balance, we feel we are well positioned operationally and financially. We look forward to delivering against our strategy for excellence in journalism, revenue diversification and profitability.”

Third Quarter Results from Continuing Operations

Total revenue was $64.8 million in the third quarter of 2016,  a decrease of $2.1 million, or 3.2 percent, when compared to the prior year period.

Revenue from advertising and marketing services, including print and digital revenues, was $38.3 million in the  third quarter of 2016, a decrease of $0.9 million, or 2.2 percent, when compared to the $39.2 million reported in the third quarter of 2015. Within advertising and marketing services, total digital and marketing services revenue increased 18.7 percent to

A. H. Belo Corporation Announces Third Quarter 2016 Financial Results

November 1, 2016

$14.0 million primarily due to organic growth associated with Speakeasy and DMV. DMV revenue increased $2.5 million, or 106.5 percent, compared to the prior year period. For the third quarter of 2016, total digital and marketing services revenue was 36.6 percent of total advertising and marketing services revenue, reflecting a 650 basis point increase when compared to the 30.1 percent reported in the third quarter of 2015. Total digital advertising and marketing services revenue was approximately 21.6 percent of total revenue, reflecting a 390 basis point increase when compared to the 17.7 percent reported in the third quarter of 2015. The growth in digital advertising and marketing services revenue partially offsets declines in print advertising revenue.

Circulation revenue was $19.6 million, a decrease of $0.6 million, or 3.2 percent, primarily due to lower home delivery and single copy volumes, partially offset by an increase in home delivery subscription rates.

Printing, distribution and other revenue decreased 8.1 percent to $6.8 million in the third quarter of 2016, primarily due to a decrease in commercial printing revenue of $0.2 million  and a decrease of $0.2 million related to a CrowdSource event that occurred in the third quarter of 2015, which the Company will not host this year.

Total consolidated operating expense in the third quarter was $65.3 million, a decrease of $4.7 million, or 6.8 percent, compared to the prior year period, primarily due to a decrease in employee compensation and benefits of $3.4 million and a decrease in newsprint, ink and other supplies of $1.0 million.

The Company’s newsprint expense in the third quarter was $3.3 million,  a decrease of 12.6 percent, compared to the prior year period. Newsprint consumption declined 11.8 percent to approximately 6,627 metric tons. Compared to the same period in 2015, newsprint cost per metric ton decreased 1.5 percent and the average purchase price per metric ton for newsprint increased 6.0 percent.

A. H. Belo Corporation Announces Third Quarter 2016 Financial Results

November 1, 2016

Non-GAAP Financial Measures

A reconciliation of operating income (loss) to adjusted operating income is included in the exhibits to this release.

A. H. Belo Corporation Announces Third Quarter 2016 Financial Results

November 1, 2016

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Tuesday,  November 1, 2016, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest. An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-800-230-1092 (USA) or 651-291-0561 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on November 1, 2016 until 11:59 p.m. CST on November 8, 2016. The access code for the replay is 403803.

A. H. Belo Corporation Announces Third Quarter 2016 Financial Results

November 1, 2016

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation is able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts (unaudited)	2016	2015	2016	2015
Net Operating Revenue:
Advertising and marketing services	$38,304	$39,184	$111,581	$114,281
Circulation	19,633	20,279	59,806	62,133
Printing, distribution and other	6,843	7,445	22,502	22,606
Total net operating revenue	64,780	66,908	193,889	199,020
Operating Costs and Expense:
Employee compensation and benefits	25,626	29,041	77,417	81,649
Other production, distribution and operating costs	30,615	30,562	88,844	93,037
Newsprint, ink and other supplies	6,315	7,266	18,834	23,275
Depreciation	2,488	2,780	7,725	8,695
Amortization	225	361	680	1,107
Total operating costs and expense	65,269	70,010	193,500	207,763
Operating income (loss)	(489)	(3,102)	389	(8,743)
Other Income (Expense):
Loss from equity method investments, net	—	(564)	—	(288)
Other income (expense), net	114	(489)	601	(912)
Total other income (expense), net	114	(1,053)	601	(1,200)
Income (Loss) from Continuing Operations Before Income Taxes	(375)	(4,155)	990	(9,943)
Income tax provision (benefit)	77	(188)	1,361	(5,601)
Loss from Continuing Operations	(452)	(3,967)	(371)	(4,342)
Loss from divestiture of discontinued operations	—	(52)	—	(62)
Loss from Discontinued Operations	—	(52)	—	(62)
Net Loss	(452)	(4,019)	(371)	(4,404)
Net income (loss) attributable to noncontrolling interests	45	(63)	65	(219)
Net Loss Attributable to A. H. Belo Corporation	$(497)	$(3,956)	$(436)	$(4,185)

Per Share Basis
Net loss attributable to A. H. Belo Corporation
Basic and diluted	$(0.02)	$(0.18)	$(0.02)	$(0.19)
Number of common shares used in the per share calculation:
Basic and diluted	21,676,260	21,651,670	21,601,828	21,721,875

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
In thousands (unaudited)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$78,341	$78,380
Accounts receivable, net	26,750	31,502
Assets held for sale	2,600	—
Other current assets	13,391	13,467
Total current assets	121,082	123,349
Property, plant and equipment, net	45,804	51,358
Intangible assets, net	5,098	5,778
Goodwill	36,883	36,883
Other assets	4,515	4,133
Total assets	$213,382	$221,501
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,838	$12,736
Accrued compensation and other current liabilities	12,608	11,812
Advance subscription payments	13,211	14,424
Total current liabilities	36,657	38,972
Long-term pension liabilities	54,831	57,446
Other liabilities	8,716	4,812
Total liabilities	100,204	101,230
Noncontrolling interest - redeemable	1,335	1,421
Total shareholders’ equity attributable to A. H. Belo Corporation	110,562	117,781
Noncontrolling interests	1,281	1,069
Total shareholders' equity	111,843	118,850
Total liabilities and shareholders’ equity	$213,382	$221,501

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Income (Loss) to Adjusted Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2016	2015	2016	2015
Total net operating revenue	$64,780	$66,908	$193,889	$199,020
Total operating costs and expense	65,269	70,010	193,500	207,763
Operating Income (Loss)	$(489)	$(3,102)	$389	$(8,743)

Addback:
Depreciation	$2,488	$2,780	$7,725	$8,695
Amortization	225	361	680	1,107
Severance expense	49	2,796	1,049	2,746
Adjusted Operating Income	$2,273	$2,835	$9,843	$3,805

The Company calculates adjusted operating income by adjusting operating income (loss) to exclude depreciation,  amortization, severance expense and pension plan settlement expense (“adjusted operating income”). The Company believes that inclusion of certain non-cash and non-recurring expenses in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income should not be considered in isolation or as a substitute for net loss from continuing operations, cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.